Exhibit 99.1

August 27, 2020

IG4 CAPITAL SIGNS BINDING AGREEMENT WITH SHAREHOLDERS OF GRAÑA Y MONTERO S.A.A. FOR A PARTIAL TENDER OFFER FOR SHARES VIA THE LIMA STOCK EXCHANGE

Terms of the agreement have been provided to the Peruvian government in order to guarantee the payment of civil reparations.

1.     IG4 Capital informs that it has confirmed a binding agreement with a group of shareholders of Graña y Montero S.A.A. (“G&M”), which will serve as the basis for the launch of a public tender offer for a minimum of 10.78% of shares (“OPA” in Spanish), including shares to be tendered by the group of shareholders. This binding agreement concludes negotiations initiated by IG4 Capital with this group of shareholders, with which it signed a preliminary agreement in November 2019, upon which said agreement was made public in line with the principle of transparency that guides IG4 Capital’s investment activity and operations.

2.     The group of shareholders includes two former board members of G&M, whose shares have been temporarily embargoed by the Peruvian Justice Department, and therefore their participation in this agreement is subject to the restrictions imposed by said measures.

3.     Guaranteeing the payment of civil reparations to the Peruvian government has been one of IG4 Capital’s priorities in this transaction. IG4 Capital has kept Peruvian authorities informed regarding the progress and details of the transaction since its inception to meet this objective.

4.     The planned tender offer will be launched once authorities in Jersey, Channel Islands, which is where the general partner of IG4 Capital Infrastructure Investments LP, a limited partnership organized under the laws of Scotland (“Purchaser”), is domiciled, receive information to their satisfaction about the progress made by the Peruvian anti-corruption authorities about the plea bargain processes that are currently underway. The planned tender offer will be open to all shareholders of G&M, as per Peruvian securities industry requirements.

5.     As G&M also has American Depositary Shares (“ADSs”) that trade on the New York Stock Exchange, IG4 Capital intends to also launch a concurrent tender offer in the United States that complies with applicable U.S. securities laws and regulations, the same regulations that require IG4 Capital to prepare and file a Tender Offer Statement on Schedule TO (the “Schedule TO”) with the Securities and Exchange Commission (“SEC”), containing information that is consistent with the information that will be presented to the Peruvian securities regulator, the Superintendencia del Mercado de Valores, via the local tender offer prospectus.

6.     IG4 Capital (www.ig4capital.com) is an investment manager with offices in São Paulo, London and Santiago, and which manages funds for global investors. IG4 Capital is regulated, at different levels of its organization, by the U.K. Financial Conduct Authority via its London office (https://register.fca.org.uk/s/firm?id=0010X00004MiwOaQAJ) and by the Brazilian Comissão de Valores Mobiliários in São Paulo (http://sistemas.cvm.gov.br/?CadastroEN). IG4 Capital is an institution with very high corporate governance, environmental and social standards, as can be seen by it having received a B Corp certification (https://bcorporation.eu/directory/ig4-capital), an achievement which has only been accomplished by 3,522 companies worldwide.

For more information, please contact informesig4@apoyocomunicacion.com

Important Additional Information

The tender offer described herein has not yet commenced. This filing is for informational purposes only and does not constitute an offer to purchase or a solicitation of an offer to sell G&M’s securities. At the time the tender offer is commenced, shareholders of G&M are urged to read the offer documents that will be available for free at the SEC website at www.sec.gov. At the time the tender offer is commenced, it shall be comprised of two separate offers – (i) the OPA for common shares, par value S/ 1.00 per share (“Common Shares”) of G&M in accordance with the applicable law in Peru and (ii) an offer to holders of G&M’s ADSs and to holders of Common Shares who are resident in the U.S. in accordance with the applicable law in the U.S. (the “U.S. Offer” and together with the OPA, the “Offers”). Holders of Common Shares who are U.S. holders (“U.S. Persons”) within the meaning of Rule 14d-1(d) under the Securities Exchange Act of 1934, as amended and holders of ADSs, in each case who wish to participate in the U.S. Offer, are urged to carefully review the Schedule TO and other documents relating to the U.S. Offer that will be filed by Purchaser and IG4 Capital Private Equity Investments II-A LP, IG4 Capital Private Equity Investments II-B LP, IG4 Capital Private Equity Investments II-C LP and IG4 Capital Infrastructure Co-Investments A LP, each a limited partnership organized under the laws of England and Wales (collectively, “IG4”) with the SEC because these documents will contain important information relating to the U.S. Offer. Holders of Common Shares who are U.S. Persons and holders of ADSs, in each case who wish to participate in the U.S. Offer, are also urged to read the related solicitation/recommendation statement on Schedule 14D-9 that will be filed with the SEC by G&M relating to the U.S. Offer. You may obtain a free copy of these documents after they have been filed with the SEC, and other documents filed by Purchaser, IG4 and G&M with the SEC, at the SEC’s website at www.sec.gov. YOU SHOULD READ THE SCHEDULE TO AND SCHEDULE 14D-9 CAREFULLY BEFORE MAKING A DECISION CONCERNING THE U.S. OFFER.

The Offers will not be made, directly or indirectly, in any country or jurisdiction in which such offer would be considered unlawful or otherwise violate any applicable laws or regulations, or which would require Purchaser and IG4 to change or amend the terms or conditions of such offer in any manner, to make any additional filing with any governmental or regulatory authority or take any additional action in relation to such offer. It is not intended to extend the Offers to any such country or jurisdiction. Documents relating to the U.S. Offer must neither be distributed in any such country or jurisdiction nor be sent into such country or jurisdiction. Any such documents must not be used for the purpose of soliciting the purchase of any securities of G&M by any person or entity resident or incorporated in any such country or jurisdiction.

Cautionary Statements Regarding Forward-Looking Statements

This filing may contain certain forward-looking statements regarding future events, conditions, circumstances or the future financial performance of G&M following completion of the transaction mentioned therein. Often, but not always, forward-looking statements can be identified by the use of words such as “plans,” “expects,” “expected,” “scheduled,” “estimates,” “intends,” “anticipates” or “believes,” or variations of such words and phrases or state that certain actions, events, conditions, circumstances or results “may,” “could,” “would,” “might”

or “will” be taken, occur or be achieved. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Many risks, uncertainties and other factors, which are often times beyond our control, could cause actual results to differ materially from these forward-looking statements, including, in addition to factors previously disclosed in G&M’s reports filed with the SEC and those identified elsewhere in this filing, risks relating to the timing for the commencement of the tender offer, the completion of the proposed tender offer on anticipated terms and timing, including receiving sufficient acceptances from holders of Common Shares and ADSs in the Offers and satisfaction of all conditions to the Offers. Purchaser and IG4 cannot give any assurance that such forward-looking statements will prove to have been correct. The reader is cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Purchaser and IG4 disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, conditions, circumstances or otherwise, except as required by applicable law. Nothing contained herein shall be deemed to be a forecast, projection or estimate of the future financial performance of Purchaser, IG4, G&M or any of their affiliates, following completion of the proposed transaction. Please consult any further disclosures Purchaser, IG4 and G&M make on related subjects in reports to the SEC.